EXHIBIT 16.1

(Letterhead of Eisner LLP)
Eisner LLP Accountant and Advisors
750 Third Avenue New York, NY 10017-2703 Tel 212-949-8700 Fax 212-891-4100 www.eisnerllp.com
May 21, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Gentlemen:
We have read Item 4.01 of the Equity Media Holdings Corporation Form 8-K which the Registrant intends to file on or about May 21, 2007. We are in agreement with the statements regarding our firm. We have no basis to agree or disagree with respect to information regarding other accountants contained in Item 4.01.
Very truly yours,
/s/ Eisner LLP
Eisner LLP